Exhibit 99.1

iMedia Brands Appoints Richard E. French, Jr. to its Board of Directors

Mr. French Owns RNN, the Largest Independent TV Broadcast Group in U.S.

MINNEAPOLIS, MN – September 21, 2022 – iMedia Brands, Inc. (“iMedia”) (NASDAQ: IMBI, IMBIL) announced today that it has appointed Richard E. “Dick” French, Jr. to its board of directors, effective September 15, 2022.

“I’m pleased that Dick has agreed to join our board,” said Landel Hobbs, chairperson of iMedia. “It was about a year ago that ShopHQ signed its affiliation agreement with RNN and when Dick began to provide insight to us on the ever-changing television distribution landscape, from opportunities in broadcast to cable and from over-the-air (“OTA”) to over-the-top (“OTT”). He is also a successful entrepreneur and participated in our recent equity raise. We are excited to have him join us and immediately impact our growth strategy.”

Commenting on his appointment, Mr. French said, “I am excited to be part of iMedia and I look forward to helping the organization continue to build an entrepreneurial culture that engages customers’ with compelling products and advertising to grow profitable, dual-revenue stream television networks. I look forward to contributing.”

ShopHQ airs on RNN’s 20+ million high-definition homes in eight of the top ten U.S. markets, including:

•	WRNN	New York City
•	KSCI	Los Angeles
•	KCNS	San Francisco
•	WMCN	Philadelphia
•	KFWD	Dallas
•	WMDE	Washington DC
•	KUBE	Houston
•	WWDP	Boston

ShopHQ airs today via cable and satellite, over-the-air broadcasting, mobile native app and in OTT on Apple TV, Roku, Amazon Fire TV and select Samsung Smart TVs.

About iMedia Brands, Inc.

iMedia Brands, Inc. (NASDAQ: IMBI, IMBIL) is a global media company capitalizing on the convergence of entertainment, ecommerce, and advertising. The Company owns and operates a growing portfolio of vertically integrated television networks in the United States and Western Europe.

iMedia’s common stock is traded on the NASDAQ Global Market stock exchange under the ticker IMBI. iMedia’s 8.5% bonds are also publicly traded on the NASDAQ Global Market under the ticker IMBIL and pay holders 8.5% interest quarterly in arrears on March 31, June 30, September 30, and December 31.

About RNN, Inc.

RNN is a privately held portfolio of independent broadcast assets and production/distribution capabilities located north of New York City. In 1993 RNN was established with a single broadcast station in New York’s Hudson Valley, reaching less than 250,000 homes. Over the subsequent years, RNN has grown to own the largest group of independent broadcast stations in the United States covering more than 28% of households within eight of the top-ten DMAs. RNN’s total reach exceeds 86MM over-the-air population.

Investors:

Ken Cooper

kcooper@imediabrands.com

(952) 943-6119

Media:

press@imediabrands.com

(952) 943-6125

Cautionary Statement Concerning Forward-Looking Statements

This document may contain certain “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Any statements contained herein that are not statements of historical fact, including statements regarding future revenue and adjusted EBITDA are forward-looking. The Company often uses words such as anticipates, believes, estimates, expects, seeks, predicts, should, plans, will, or the negative of these terms and similar expressions to identify forward-looking statements, although not all forward looking-statements contain these words. These statements are based on management's current expectations and accordingly are subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained herein due to various important factors, including (but not limited to): variability in consumer preferences, shopping behaviors, spending and debt levels; the general economic and credit environment, including COVID-19; interest rates; seasonal variations in consumer purchasing activities; the ability to achieve the most effective product category mixes to maximize sales and margin objectives; competitive pressures on sales and sales promotions; pricing and gross sales margins; the level of cable and satellite distribution for the Company’s programming and the associated fees or estimated cost savings from contract renegotiations; the Company’s ability to establish and maintain acceptable commercial terms with third-party vendors and other third parties with whom the Company has contractual relationships, and to successfully manage key vendor and shipping relationships and develop key partnerships and proprietary and exclusive brands; the ability to manage operating expenses successfully and the Company’s working capital levels; the ability to remain compliant with the Company’s credit facilities covenants; customer acceptance of the Company’s branding strategy and its repositioning as a video commerce Company; the ability to respond to changes in consumer shopping patterns and preferences, and changes in technology and consumer viewing patterns; changes to the Company’s management and information systems infrastructure; challenges to the Company’s data and information security; changes in governmental or regulatory requirements; including without limitation, regulations of the Federal Communications Commission and Federal Trade Commission, and adverse outcomes from regulatory proceedings; litigation or governmental proceedings affecting the Company’s operations; significant events (including disasters, weather events or events attracting significant television coverage) that either cause an interruption of television coverage or that divert viewership from its programming; disruptions in the Company’s distribution of its network broadcast to customers; the Company’s ability to protect its intellectual property rights; the Company’s ability to obtain and retain key executives and employees; the Company’s ability to attract new customers and retain existing customers; changes in shipping costs; expenses related to the actions of activist or hostile shareholders; the Company’s ability to offer new or innovative products and customer acceptance of the same; changes in customer viewing habits of television programming; logistics costs including the price of gasoline and transportation; and the risks described from time to time in the Company’s reports filed with the SEC, including, but not limited to, the Company’s most recent annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K. Investors are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this announcement. The Company is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.